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                                                                   EXHIBIT 10(n)

[LOGO]

                           [LETTERHEAD APPEARS HERE]


                                March 31, 1997


Mr. Theodore Pasquarello
74 Fox Run
Sudbury, Massachusetts 01776

Dear Ted:

     We are all pleased that you will be joining us at NEBS. Although we have discussed many of these details already, this letter will outline some of the terms of your employment by New England Business Service, Inc. ("NEBS") following the execution of the Asset Purchase Agreement among NEBS, you and Chiswick Trading, Inc.

     You will be employed by NEBS at an annual salary of $200,000 per year with the title of Executive Vice President of NEBS and President of its Chiswick Division. As Executive Vice President, you also will be eligible to receive bonuses pursuant to NEBS' Executive Bonus Plan. In addition, upon your employment by NEBS, you will receive a standard change of control agreement that specifies the protection and benefits available to you in the event of a material change in the ownership of NEBS stock.

     I am pleased to confirm that upon joining the Company you will be granted an option to purchase 50,000 shares of NEBS stock, which will consist of incentive stock options at fair market value to the extent permissible under applicable regulations and which will vest annually over a four-year period.
You also will be eligible to receive, from time to time, additional stock option grants at the discretion of the Company's Board of Directors or Stock Option Committee.

     NEBS further agrees that, effective from the date of this letter, it will employ you for not less than a period of two years. If you are terminated by the Company for any reason other than cause, you shall be entitled to receive
(i) separation pay for the remainder of your initial two-year term of employment or (ii) the standard NEBS separation package available to officers of the Company, whichever is greater. For purposes of your employment, cause shall be defined as gross negligence or willful malfeasance of your duties, or material breach of any policy of the Company that is not unlawful to perform or adhere to and failure to correct such breach within 20 days after notice from NEBS.

     Voluntary termination of your employment with NEBS shall not entitle you to separation pay or benefits, unless such termination is the result of a reduction in your salary not applied to other officers of NEBS or a diminution of your position or responsibilities.

     In the event you are terminated within this two-year period and choose to receive separation pay pursuant to this agreement, the Company shall allow any granted but unvested stock options to continue to vest during the separation pay period. To the extent that options under the initial grant of 50,000 shares do not vest following involuntary termination within the two-year period, NEBS shall compensate you by making a lump sum payment equal to the difference between the option price and the fair market value of the same number of shares as of the date of your termination. In addition, you will continue to receive those fringe benefits available to all officers of NEBS as long as you are not otherwise regularly employed.
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Mr. Theodore Pasquarello                                         March 31, 1997
Page 2


     If NEBS terminates your employment within two years of the date of this letter, NEBS will maintain health insurance for you and your family under its current group health policy to the extent that such continuation is permissible under federal rules and regulations and the terms and conditions of agreements with the Company's insurance providers. You agree to reimburse NEBS for its direct cost of such coverage.

     This letter is neither intended to provide a comprehensive list of the fringe benefits that will be available to you as an officer and employee of NEBS--we will provide you with that information as appropriate--nor is it intended to address all of your obligations to NEBS, such as your non-competition commitments. This letter was designed to note those areas in which the terms of your employment will differ from standard provisions that may be applicable to other officers of the Company.

     If you agree with the terms as stated in this letter agreement, please countersign both originals below and return one to me. You may keep the other for your files.

     If you have any questions or concerns, please feel free to call me. We look forward to you joining the team at NEBS.


                                 Sincerely,

                                 /s/ Robert J. Murray
                                 --------------------
                                 Robert J. Murray
                                 Chairman and Chief Executive Officer


Agreed and accepted:



/s/ Theodore Pasquarello
------------------------
Theodore Pasquarello

Dated:



cc:   Mr. Robert H. Glaudel,
      Vice President, Human Resources